Exhibit 99.1

Allied Nevada Achieves Net Income of $36.7 Million ($0.41/Share – Basic) in 2011

Solid Operating Performance With Adjusted Cash Cost1 of $488 Per Ounce in 2011

February 27, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide financial and operating results for the year ended December 31, 2011. The results presented in this press release should be read in conjunction with the Company’s Form 10-K (annual report) filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars (with the exception of the non-GAAP measure adjusted cash costs).

2011 Highlights:

•

Hycroft maintains an excellent operating record with no lost time accidents or significant environmental incidents in the fourth quarter. The mine has now surpassed two years and more than one million hours worked without a lost time accident milestones.

•

As previously announced, Allied Nevada completed a positive feasibility study for the Hycroft milling expansion which projected an after-tax internal rate of return of 34% and net present value of $1.4 billion (assuming selling prices of $1,000 for gold and $18 for silver). The feasibility study indicates that the heap leach and milling operations running concurrently can produce an average of 616,800 ounces of gold and 25.9 million ounces of silver per year at an adjusted cash cost[1] of $190 per ounce (including silver revenue as a byproduct credit) for the years 2015 through 2024. Capital for the expansions is estimated to be $1.2 billion of which $354.9 million (30%) has been spent or committed to date.

•

Allied Nevada achieved net income of $36.7 million ($0.41 per share – basic) in 2011, compared with net income of $34.1 million ($0.41 per share) in 2010. In 2011, the Company recorded an income tax expense of $6.3 million compared with an income tax benefit of $7.1 million in 2010. In addition to the income tax expense increase, net income in 2011 was impacted by higher exploration and development costs in 2011 compared with 2010 and a $3.1 million foreign exchange gain that did not occur in 2011.

•

Revenue from sales of 88,191 gold ounces and 372,000 silver ounces in 2011 was $152.0 million compared with $130.9 million for 2010 (sales of 102,483 ounces of gold and 238,242 ounces of silver). Revenue increased primarily due to the higher realized gold prices in 2011 as compared with 2010. The average realized gold price in 2011 was $1,577 per ounce, compared with $1,230 per ounce in 2010. Metal sales in 2011 were lower than production due to timing differences in the offsite processing of carbon and other in-process inventories.

•	Gold production in 2011 of 104,002 ounces met guidance of approximately 100,000 ounces while silver production of 479,440 ounces exceeded guidance.

•

Adjusted cash costs[1] were $488 per ounce in 2011, in-line with previously stated guidance of $450-$490 per ounce. The cost performance in 2011 was at the high end of the cost guidance due to the increased costs associated with equipment delays, partially offset by increased silver revenues.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

•

Cash provided by operating activities was $17.4 million in 2011, compared to $24.3 million in 2010. The decrease in cash provided by from operations was primarily the result of the increased working capital associated with the Hycroft expansion plans.

•

Cash used in investing activities was $85.3 million in 2011 compared with $37.8 million in 2010. Included in the 2011 investing activities were capital expenditures of $44.2 million, primarily for procurement of long lead items such as mobile mining equipment, infrastructure upgrades and leach pad expansions. Mine development costs were $37.3 million primarily for pre-production stripping, permitting activities and drilling associated with expansion engineering, condemnation drilling and reserve verification. Restricted cash was increased by $3.8 million in 2011 to support additional surety bonds to cover ongoing expansion of the Hycroft operations and exploration activities.

•

In 2011, cash provided by financing activities was $5.0 million compared with $259.8 million for the same period in 2010. Cash provided by financing activities in 2011 was primarily from $9.5 million of proceeds received from a sale-leaseback agreement offset by $5.6 million for repayments of capital leases on mobile equipment. The significant decrease in 2011 cash provided by financing activities compared to 2010 is the result of the share offering in 2010 that provided $272.2 million. There was no such offering in 2011

•	Cash and cash equivalents at December 31, 2011, were $275.0 million.

Operations Update

Key operating statistics for the years ended December 31, 2011, compared with the same period in 2010, are as follows:

	Years ended December 31,
	2011	2010
Ore tons mined (000s)	16,638	9,923
Waste tons mined (000s)	17,369	16,611

Total tons of material mined (000s)	34,007	26,534

Ore grade – gold (oz/ton)	0.013	0.020
Ore grade – silver (oz/ton)	0.340	0.246

Ounces produced – gold	104,002	103,721
Ounces produced – silver	479,440	233,974

Ounces sold – gold	88,191	102,483
Ounces sold – silver	372,000	238,242

Average realized price – gold ($/oz)	$1,577	$1,230
Average realized price – silver ($/oz)	$35	$20

Average spot price – gold ($/oz)	$1,572	$1,225
Average spot price – silver ($/oz)	$35	$20

In 2011, Hycroft successfully completed its third full year of operations. The mine moved 34.0 million tons of material, including 16.6 million tons of ore placed on the leach pad at average grades of 0.013 ounces per ton (“opt”) gold and 0.34 opt silver. The Company sold 88,191 ounces of gold and 372,000 ounces of silver in 2011.

Production from Hycroft for 2011 was 104,002 ounces of gold and 479,440 ounces of silver. Gold production was in-line with previously stated guidance for 2011 of approximately 100,000 ounces. The silver to gold ounce production ratio of 4.6:1 was significantly above the expected 3:1 ratio. The adjusted cash cost1 of approximately $488 per ounce for 2011 was in-line with previously stated guidance.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

2011 Year End Financial & Operating Results	2

In 2011, the Company continued to focus on the implementation of the heap leach expansion. The mine completed a 3.2 million square foot expansion of the existing Brimstone leach pad and began preparing the Lewis leach pad, expected to be completed in the first quarter of 2012 which will add a further 3.0 million square feet of leach pad space. The mining fleet continued to expand and by year end 2011 was comprised of seven 320-ton haul trucks, six 200-ton haul trucks, two high capacity production drills, two EX5500 hydraulic shovels and two EX3500 shovels. Construction of a four bay truck shop was completed to service the larger mining equipment. The Merrill Crowe plant was expanded to increase the solution treatment capacity from 3,500 gallons per minute (“gpm”) to 5,000 gpm and new booster pumps were installed to increase the flow rates to the pads to 8,500 gpm.

Mining costs on a unit basis continued to decline during the fourth quarter of 2011 as the positive impact of the larger mining equipment began to take effect at the end of 2011. The operation of the first shovel represented a 30% decrease in mining costs per ton in Q4. The second shovel became operational in December 2011 and is expected to continue reducing mining costs on a per ton basis. The mine encountered significant delays throughout 2011 with respect to delivery of critical mining and processing equipment. The earthquake and subsequent tsunami in Japan caused a seven month delay in the delivery of the first shovel and a three month delay for the second shovel. As such, it is expected that the third shovel should be operational late in the second quarter of 2012, approximately six months behind the original scheduled date.

Exploration and Mine Development Drilling Programs

In 2011, Allied Nevada successfully completed its Hycroft drill campaign (287 holes totaling 267,977 feet) with a focus on metallurgical and geotechnical samples at Central, Brimstone, and Vortex, geotechnical drilling on the October 2011 reserve pit, step out drilling at Central and Brimstone, and condemnation work at the proposed West and South Dump and South Leach pad areas.

The Company commenced drilling activities on Hasbrouck in 2010, and continued drilling until December of 2011, with the goal of further delineating the gold mineralization previously identified at the property and expanding the resource base.

Exploration activities at Hasbrouck in 2011 included drilling 29,454 feet in 43 diamond drill core holes (core holes or core drilling), and 63,925 feet in 73 reverse circulation rotary holes for a total of 93,379 feet. An additional 19 reverse circulation rotary holes totaling 31,940 feet were drilled south of the mountain within the larger Hasbrouck claim block. In 2011, 456 additional claims were located and acquired in the Hasbrouck area.

Recent Developments

Allied Nevada recently received regulatory approval to construct the gyratory crusher. Excavation of the crusher location is expected to begin immediately.

Gold and silver at Hycroft are recovered from solution from ore on leach pads through either the Merrill-Crowe process or carbon columns. Since the mine does not have onsite processing facilities to strip and regenerate carbon, approximately 25% of the mine’s total production is sent to offsite processing facilities to produce a doré containing gold and silver which is then sent to the refiner. The Company recently received notification from the primary offsite company that processes carbon indicating that they would

2011 Year End Financial & Operating Results	3

no longer be able to process the carbon from Hycroft. At the end of February, we estimate that there is approximately 13,000 ounces of gold on carbon awaiting processing. Management believes it will be able to locate an offsite plant to process the current metal-laden carbon, however, the option to purchase the necessary equipment required to process onsite is under consideration. The capital cost for a carbon processing plant is estimated to be in the range of $1.5-$2.0 million and will allow us to reduce the time delay between production and sales and our total in-process inventories.

2012 Outlook

Hycroft Operations

Gold and silver production at Hycroft is expected to increase significantly in 2012 with the continued benefit from the implementation of the heap leach expansion. Production is expected to be in the range of 180,000 to 220,000 ounces of gold and 750,000 to 850,000 ounces of silver. In 2012, 75 million tons of material is expected to be mined, including 37.5 million tons of ore at average grades of 0.014 ounces per ton gold and 0.255 opt silver. The wide range in the production forecast is based primarily on the actual timing of the delivery of equipment. If the ordered equipment is on schedule, the Company expects production to be closer to the high end of the forecast.

Adjusted cash cost1 for 2012 is expected to be in the range of $475 to $495 per ounce (with silver as a byproduct credit), similar to 2011 adjusted cash cost1. Cost efficiencies are expected to continue to improve throughout the year as additional equipment arrives and becomes operational. Production is expected to continue to ramp up through the year as the impact of mining more tons and placing more ore on leach pads continues to take effect. The overall strip ratio for 2012 is expected to be 1:1.

The assumptions used in determining the 2012 production and cost guidance: gold price of $1,400 per ounce, silver price of $25 per ounce, and costs associated with $100 per barrel fuel.

Exploration and Drilling Programs

Company-wide exploration expense is expected to be $6.9 million and will be directed toward expansion projects at Hycroft. Capital drilling is expected to be $9.0 million for reserve verification and condemnation drilling at Hycroft and development costs at Hasbrouck.

In 2012, a 120,000 foot development program has been designed for Hycroft with a focus on facility condemnation and core drilling in support of metallurgical and geotechnical studies in connection with the ongoing expansions. In addition, a 13,000 foot exploration program at the Oscar target will test this area for potential outside the current Hycroft mining footprint.

At Hasbrouck, subject to the positive outcome of a preliminary economic assessment expected by the end of the first quarter of 2012, additional drilling is planned to step-out on the hill and regionally with a goal of expanding the resource base.

The Company is developing exploration programs at other Advanced Exploration Properties for 2012 with the goal of confirming or establishing mineralization at these properties.

Major Capital Programs

Capital expenditures in 2012 are expected to total approximately $225 million. Significant capital projects include the following: ongoing condemnation and engineering drilling, permitting, ordering of long-lead fixed and mobile equipment, engineering for the mill and gyratory crushing projects and infrastructure improvements.

[1]	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

2011 Year End Financial & Operating Results	4

The Company is currently expanding Hycroft operations to include increasing the mining rate, improving the metal recovery potential with crushing and ultimately milling processes and adding the potential to process sulfide material. The expansion project is the combination of three previously related projects announced:

•

The Company began implementing an accelerated heap leach mine plan in mid-2010 with a goal of increasing the mining rate utilizing a larger capacity mining fleet and upgrading existing processing facilities.

•	In 2011, the decision was made to accelerate construction of the large gyratory crushing unit to be utilized in the heap leach operation.

•

In 2011, the Company completed a positive feasibility study on the Hycroft mill expansion option. Under this project, a milling process will supplement the heap leach operations. The mill will process the higher grade fractions of the oxide mineralization and all of the transitional and sulfide mineralization. The Board has approved the capital expenditures to complete detailed engineering to construct the mill and the ordering of long-lead time items critical to the proposed construction timelines. Upon completion of the detailed engineering, the Board expects to approve the construction of the mill.

The current expansion project from this point forward is best described in four related activities:

1.	Mine Expansion. The current expansion project requires the Company to increase its mining rate from the 34 million tons of material mined in 2011 to 80 million tons of material by the end of 2014. This stage involves implementing larger capacity haul trucks, shovels and production drills along with ancillary mining equipment. By the end of 2011, a significant portion of the larger mobile mining fleet was in operation including two smaller and two larger capacity hydraulic shovels, seven 320-ton haul trucks and additional support equipment.

2.	Leach Pad Expansion. As the mill is being built, the increased oxide mineralization mined will be processed on leachpads. To accommodate the oxide ore being milled, the existing leach pad system needs to be expanded. The addition of the gyratory crusher will benefit the ultimate recovery of gold from the leach pads. In 2011, the Merrill Crowe plant was expanded to increase the solution processing capacity from 3,500 gallons per minute to 5,000 gallons per minute. The Brimstone leach pad expansion was completed increasing the pad size to 9.1 million square feet. In addition, preparation of the Lewis leach pad, located directly adjacent to the Brimstone pad, began and is expected to add 3.0 million square feet of leach pad space in early 2012. To date, the primary, secondary and tertiary units have been ordered including a gyratory crusher, cone crushers and screens. It is anticipated that the gyratory crushing plant will become operational mid-2013. The effect of this phase of implementation is to increase annual gold production to approximately 300,000 ounces by the end of 2013.

3.	Mill Construction. Based on the completed feasibility study, the economics of the project could be increased by constructing a mill to process the higher grade oxide mineralization along with the transitional and sulfide mineralization. The Company is currently completing the detailed engineering and has begun ordering long lead time items critical to the construction schedule.

4.	Infrastructure. The future expansion plans require the company to upgrade the infrastructure at the Hycroft Mine. Major infrastructure items include the upgrade of the power transmission and distribution system to handle the milling demands and the construction of a rail siding.

The initial capital cost estimate for the expansion project is expected to be $1.2 billion. As of February 24,

2011 Year End Financial & Operating Results	5

2012, Allied Nevada had spent or committed $354.9 million, which is 2% below the feasibility estimate for this equipment and represents approximately 30% of the total capital estimate. All equipment pricing is firm and includes freight and taxes. In the case of the mining equipment, the pricing also includes on-site assembly and commissioning.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Monday, February 27, 2012, at 8:00 am ET, which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4859

Outside of Canada & US – 1-416-644-3414

Replay (available until March 12, 2012):

Access code: 4519359#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

2011 Year End Financial & Operating Results	6

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release. Allied Nevada will file on www.sedar.com a National Instrument 43-101 compliant technical report within the time required by National Instrument 43-101 guidelines encompassing the mineral reserve and resource discussed herein, which will include further details with respect to the feasibility study, including risks and uncertainties associated therewith.

Non-GAAP Measures

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For further information, see our audited financial statements filed with our annual report on Form 10-K.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the year ended December 31, 2011, (in thousands, except ounces sold):

Year ended December 31, 2011

Total cost of sales (000s)	$63,029
Less:
Depreciation and amortization (000s)	(6,984)
Silver revenues (000s)	(12,983)

Total adjusted cash costs (000s)	$45,062
Gold ounces sold	88,191
Adjusted cash cost per ounce	$488

2011 Year End Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except per share amounts)

	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$275,002	$337,829
Inventories	28,305	9,978
Ore on leachpads, current	64,230	49,357
Prepaids and other	6,687	7,405
Deferred tax asset, current	1,795	4,655

Current assets	376,019	409,224
Restricted cash	18,798	15,020
Ore on leachpads, non-current	11,320	—
Plant and equipment, net	135,244	66,081
Mine development	55,450	18,874
Other assets, non-current	5,838	2,292
Mineral properties	41,064	35,522
Deferred tax asset, non-current	13,473	20,339

Total assets	$657,206	$567,352

Liabilities:
Accounts payable	$26,283	$14,924
Amounts due to related parties	31	7
Accrued liabilities and other	3,166	1,732
Capital lease obligations, current	10,306	3,215
Asset retirement obligation, current	339	463

Current liabilities	40,125	20,341
Capital lease obligations, non-current	34,245	11,104
Asset retirement obligation, non-current	8,387	6,303
Other accrued liabilities, non-current	9,327	6,850

Total liabilities	92,084	44,598

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value Shares authorized: 2011 - 200,000,000 and 2010 - 100,000,000 Shares issued and outstanding: 2011 - 89,646,988 and 2010 - 88,958,989	90	89
Additional paid-in-capital	589,012	583,354
Accumulated deficit	(23,980)	(60,689)

Total shareholders’ equity	565,122	522,754

Total liabilities and shareholders’ equity	$657,206	$567,352

2011 Year End Financial & Operating Results	8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME

(US dollars in thousands, except per share amounts)

	Years Ended December 31,
	2011	2010	2009
Revenue	$152,029	$130,930	$43,204
Operating expenses:
Production costs	56,045	57,713	25,666
Depreciation and amortization	6,984	6,972	3,132

Total cost of sales	63,029	64,685	28,798

Exploration, development, and land holding costs	28,174	24,969	5,805
Accretion	450	442	394
Corporate general and administrative	18,593	17,299	12,104

Income (loss) from operations	41,783	23,535	(3,897)

Interest income	473	145	49
Interest expense	(712)	—	(1,030)
Loss due to change in value of equity-linked financial instruments	—	—	(5,152)
Net foreign exchange gain	4	3,067	536
Gain on sale of mineral property	1,097	—	—
Other income	413	269	62

Income (loss) before income taxes	43,058	27,016	(9,432)

Income tax (expense) benefit	(6,349)	7,112	17,883

Net income	$36,709	$34,128	$8,451

Earnings per share:
Basic	$0.41	$0.41	$0.13
Diluted	$0.40	$0.41	$0.13

2011 Year End Financial & Operating Results	9

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$36,709	$34,128	$8,451
Adjustments to reconcile net income for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	6,984	6,972	3,132
Accretion	450	442	394
Stock-based compensation	6,562	8,375	5,755
Foreign exchange loss	—	—	1,018
Deferred taxes	4,116	(7,111)	(17,883)
Loss due to change in fair value of equity-linked financial instruments	—	—	5,152
Gain on sale of mineral property	(1,097)	—	—
Other non-cash items	(397)	(269)	27
Changes in operating assets and liabilities:
Inventories	(16,843)	(3,035)	(3,992)
Ore on leach pads	(22,074)	(14,008)	(27,778)
Prepaids and other assets	1,194	(3,493)	(2,673)
Asset retirement obligation	(775)	(470)	(167)
Accounts payable	1,310	2,490	4,307
Accrued liabilities and other	1,282	274	440

Net cash provided by (used in) operating activities	17,421	24,295	(23,817)

Cash flows from investing activities:
Additions to plant and equipment	(44,205)	(27,209)	(6,664)
Additions to mine development costs	(37,349)	(9,816)	(3,210)
Additions to mineral properties	(114)	—	—
Increases in restricted cash	(3,778)	(954)	(1,429)
Proceeds from other investing activities	183	131	200

Net cash used in investing activities	(85,263)	(37,848)	(11,103)

Cash flows from financing activities:
Proceeds on issuance of common stock	815	279,240	117,388
Payments of share issuance costs	—	(17,886)	(5,193)
Excess tax benefit from stock-based awards	796	—	—
Proceeds from term loan	—	—	6,348
Proceeds from sale-leaseback agreement	9,471	—	—
Repayment of term loan	—	—	(7,366)
Payment of loan costs	(476)	—	(87)
Repayments of principal on capital lease agreements	(5,591)	(1,553)	(1,100)

Net cash provided by financing activities	5,015	259,801	109,990

Net increase (decrease) in cash and cash equivalents	(62,827)	246,248	75,070

Cash and cash equivalents, beginning of year	337,829	91,581	16,511

Cash and cash equivalents, end of year	$275,002	$337,829	$91,581

Supplemental cash flow disclosures:
Cash paid for interest	$1,167	$440	$1,050
Cash paid for income taxes	—	800	—
Non-cash financing and investing activities
Shares issued in satisfaction of liability for equity-linked financial instruments	—	—	9,484
Mining equipment acquired by capital lease	35,823	9,873	4,105
Mining equipment acquired by accounts payable additions	10,047	—	—
Mineral properties increase from deferred tax adjustment	5,611	—	—
Marketable equity securities received from a mineral property sale	1,097	—	—

2011 Year End Financial & Operating Results	10